                                                                   EXHIBIT 12.1


                           CONTINENTAL AIRLINES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN MILLIONS)



                                             THREE      THREE
                                             MONTHS     MONTHS                                              4/28/93      1/1/93
                                             ENDED      ENDED                                               THROUGH      THROUGH
                                            3/31/98    3/31/97      1997      1996      1995      1994      12/31/93     4/27/93
                                            -------    -------      ----      ----      ----      ----      --------     -------
 Earnings:
      Earnings (Loss) Before Income
        Taxes,
          Minority Interest and
          Extraordinary Items              $    137    $   124    $  639    $   428   $   310    $ (651)   $     (52)  $    (977)
      Plus:
          Interest Expense (a)                   40         42       166        165       213       241          165          52
          Capitalized Interest                  (13)        (6)      (35)        (5)       (6)      (17)          (8)         (2)
          Amortization of Capitalized
              Interest                            1          1         3          3         2         1            0           0
          Portion of Rent Expense
              Representative of
              Interest Expense (a)              110         94       400        359       360       337          216         117
                                           --------    -------    ------    -------   -------    ------    ---------   ---------
                                                275        255     1,173        950       879       (89)         321        (810)
                                           --------    -------    ------    -------   -------    ------    ---------   ---------

 Fixed Charges:
      Interest Expense (a)                       40         42       166        165       213       241          165          52
      Portion of Rent Expense
          Representative of Interest
          Expense (a)                           110         94       400        359       360       337          216         117
                                           --------    -------    ------    -------   -------    ------    ---------   ---------
 Total Fixed Charges                            150        136       566        524       573       578          381         169
                                           --------    -------    ------    -------   -------    ------    ---------   ---------

 Coverage Adequacy (Deficiency)            $    125    $   119    $  607    $   426   $   306    $ (667)   $     (60)  $    (979)
                                           ========    =======    ======    =======   =======    ======    =========   =========

 Coverage Ratio                                1.83       1.88      2.07       1.81      1.53       n/a          n/a         n/a
                                           ========    =======    ======    =======   =======    ======    =========   =========

 Note: A vertical black line is shown in the table above to separate Continental's post-reorganized consolidated financial data from its predecessor since they have not been prepared on a consistent basis of accounting.

          (a) Includes Fair Market Value Adjustments resulting from the Company's emergence from bankruptcy.